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                                                                                               EXHIBIT 12

                            APPALACHIAN POWER COMPANY
         Computation of Consolidated Ratios of Earnings to Fixed Charges
                        (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     9/30/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 81,009  $ 72,057  $ 65,697  $ 56,003  $ 48,441   $ 46,029
  Interest on Other Long-term Debt               28,163    40,642    50,712    59,559    61,045     64,558
  Interest on Short-term Debt                     4,569     4,245     5,959     8,847    10,722      6,590
  Miscellaneous Interest Charges                  6,857    11,470     8,212    26,284     4,285      3,597
  Estimated Interest Element in Lease Rentals     6,000     5,900     6,100     6,300     5,800      5,800
                                               --------  --------  --------  --------  --------   --------
     Total Fixed Charges                       $126,598  $134,314  $136,680  $156,993  $130,293   $126,574
                                               ========  ========  ========  ========  ========   ========

Earnings:
  Income Before Extraordinary Item             $120,514  $ 93,330  $120,492  $ 64,906  $161,818   $189,191
  Plus Federal Income Taxes                      54,835    43,941    70,950   117,872    81,934     95,895
  Plus State Income Taxes                         8,109     6,845     5,085    15,307    14,789     15,941
  Plus Fixed Charges (as above)                 126,598   134,314   136,680   156,993   130,293    126,574
                                               --------  --------  --------  --------  --------   --------
     Total Earnings                            $310,056  $278,430  $333,207  $355,078  $388,834   $427,601
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 2.44      2.07      2.43      2.26      2.98       3.37
                                                   ====      ====      ====      ====      ====       ====
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